 NEWS RELEASE

For Immediate Release
June 15, 2009

Canwest and ad hoc committee of 8% noteholders continue discussions relating to a recapitalization transaction of Canwest Media Inc.

WINNIPEG – Canwest Global Communications Corp. announced today that its subsidiary, Canwest Media Inc. (“CMI”), is continuing discussions with the members of an ad hoc committee (the “Ad Hoc Committee”) of 8% noteholders of CMI regarding a recapitalization transaction.

The holders of the new 12% senior secured notes of CMI and Canwest Television Limited Partnership as well as CIT Business Credit Canada Inc., the provider of a senior secured revolving asset-based loan facility to CMI, have agreed to extend to June 30, 2009, the date by which CMI must reach an agreement in principle with members of the Ad Hoc Committee in respect of a recapitalization transaction, as well as certain other milestones that were to be achieved by June 15, 2009.

CMI and the members of the Ad Hoc Committee have also entered into a further extension agreement and forbearance to June 30, 2009.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com